Exhibit 99.1
Source Energy Shareholders Approve Name Change to Innuity
Company, Which Will Offer Integrated Internet Technology Solutions
For Small Businesses, Changes Trading Symbol to INNU.OB

SEATTLE – (Dec. 20, 2005) – Source Energy Corporation, a Utah corporation, today announced that the company’s shareholders have approved an amendment to change the company’s corporate name to Innuity, Inc.
In connection with the name change, the company’s stock will now trade on the OTC Bulletin Board under a new trading symbol, INNU.OB, effective today.
On November 9, 2005, Source Energy combined with Vista.com, Inc., a Washington corporation. After this transaction was completed, Source Energy’s newly appointed Board of Directors approved a change in the company’s name to “Innuity, Inc.”, so that the company name would better reflect its business. On December 9, 2005, Source Energy held a special meeting of shareholders, at which shareholders approved proposals to change the company’s name and to adopt the company’s stock option plan.
Innuity offers integrated Internet technology solutions to small businesses and is managed by the former executive team and board of directors of Vista.
About Innuity
Headquartered in Redmond, WA, Innuity offers integrated Internet technology solutions designed to help small businesses grow their revenues, reach and serve consumers, and run everyday operations. Innuity integrates its core services and products on a proprietary Internet technology platform—a place where small businesses effectively reach and serve their consumers, efficiently conduct their operations and transactions, and seamlessly access vital information about their consumers, businesses, and partners. For more information on Innuity, go to www.innuity.com.
Vista.com is a registered trademark of Vista.com, Inc., a wholly owned subsidiary of Innuity.

This press release contains statements and information about management’s view of the Innuity’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those described, including risks and uncertainties associated with the anticipated benefits of the merger, general economic conditions, Innuity’s inability to sufficiently anticipate market needs and develop products and enhancements that achieve market acceptance, higher than anticipated expenses in future quarters, and Innuity’s working capital deficit and its ability to continue as a going concern.
Media contact:
Bob Silver
MWW Group for Innuity
206-689-8505 (office)
206-355-2993 (cell)
bsilver@mww.com
IR contact:
Laurie S. Roop
Shareholder Relations
435-652-3884 (Direct office line)
laurie@shareholder-relations.net
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